***FOR IMMEDIATE RELEASE***

Saia Amends Credit Agreements

JOHNS CREEK, GA – June 29, 2009 – Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier (the “Company”), reported that it has amended its revolving credit and Senior Note facilities.

The amendment to the Company’s revolving credit facility includes the following:

•	Provides relief of its leverage ratios and fixed charge coverage covenants through December 31, 2010

•	Increases LIBOR spreads and letter of credit fees on outstanding obligations by approximately 200 basis points, depending on the applicable leverage ratio

•	Provides for a pledge of certain real estate, rolling stock and other personal property to secure the facility

•	Confirms its $160 million commitment, subject to a borrowing base, and its January 2013 maturity.

In conjunction with the amendment to the revolving credit facility, the Company also amended its Senior Notes by modifying the financial covenants to match the relief provided in the revolving credit facility. Interest rates on the Senior Notes remain unchanged but are now subject to an increase if the noteholders are required by insurance regulations to increase reserves on the notes. The noteholders also share equally in the collateral provided under the revolving credit facility. The maturity of the notes remains unchanged.

“We are operating in an extremely difficult economic environment with weak tonnage demand and highly competitive pricing. We believe the amendments will add financial flexibility for Saia to prudently manage through this freight recession and take full advantage of the market when it recovers,” said James A. Darby, vice president – finance and chief financial officer. “Saia appreciates the cooperation of our lending group and we thank them for their ongoing support.”

Total debt was $116.3 million at March 31, 2009 with no borrowings under the revolving credit agreement and an aggregate $116.3 million outstanding on the term notes. The Company had $53.7 million in letters of credit outstanding. Net the Company’s $12 million cash balance at quarter-end, net debt to total capital was 37.0 percent. This compares to total debt of $185.3 million at March 31, 2008.

The Company paid an aggregate of $1.4 million, or 50 basis points, in fees to the lenders and noteholders in connection with the amendments and incurred other customary expenses in the transaction.

The descriptions of the amendments to the revolving credit facility and term note facility are summaries only and are qualified by reference to the full text of the agreements, copies of which will be filed in an 8-K with the Securities and Exchange Commission.

Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 148 terminals, Saia employs 7,400 people. For more information, visit the Investor Relations section at www.saia.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the
Company undertakes no obligation to publicly update or revise any forward-looking statements.
All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); integration risks; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of ongoing litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations; effectiveness of company-specific performance improvement initiatives; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

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CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer RMcKenzie@Saia.com

678.542.3910